The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated March 22, 2021

Filed under 424(b)(3), Registration Statement No. 333-232862-01

Pricing Supplement No. 48 - Dated Monday, March 22, 2021 (To: Prospectus Dated July 26, 2019, and Prospectus Supplement Dated July 26, 2019)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054L2J1		100%	1.250%		1.350%	Semi-Annual	03/15/2026	09/15/2021	$6.19	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 9/15/2021 and any time thereafter.

Joint Lead Managers and Lead Agents: Incapital LLC        Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 09/15/2021 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.8500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.8500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054L2K8	100%	1.800%	2.500%	Semi-Annual	03/15/2031	09/15/2021	$11.46	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 9/15/2021 and any time thereafter.

Joint Lead Managers and Lead Agents: Incapital LLC         Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 09/15/2021 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.2500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.2500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054L2L6	100%	3.150%	3.500%	Semi-Annual	03/15/2051	09/15/2021	$16.04	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 9/15/2021 and any time thereafter.

Joint Lead Managers and Lead Agents: Incapital LLC         Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 09/15/2021 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 2.4000% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 2.4000% to the public offering price, thereby not retaining any portion of the discount as compensation.

The Dow Chemical Company 2211 H.H. Dow Way Midland, Michigan 48674

Trade Date: Friday, March 26, 2021 @ 12:00 PM ET

Settle Date: Wednesday, March 31, 2021

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in prospectus), principal and premium, if any, and interest for that note is paid on the next business day, and no further such interest will accrue from, and including, the maturity date or such interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

The Dow Chemical Company The Dow Chemical Company InterNotes